Exhibit 16.1

[STOWE & DEGON LETTERHEAD]

May 27, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 25, 2011, to be filed by our former client, Novelos Therapeutics, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Stowe & Degon LLC